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                                             LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

                                           EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS

                                                                     Three Months
                                                                    Ended March 31
PRIMARY                                                            1995        1994

Average shares outstanding
  (assuming conversion of
  Series A, E and F
  Preferred Stock) ---------------------------------------    103,678,382 103,541,943
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using average market price) ----------------------------        550,618     722,145
       Total shares
         outstanding -------------------------------------    104,229,000 104,264,088

FULLY DILUTED

Average shares outstanding
  (assuming conversion of
  Series A, E and F
  Preferred Stock) ---------------------------------------    103,678,382 103,541,943
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using the end of period
  market price, if higher than
  average market price) ----------------------------------        624,860     722,145
       Total shares
         outstanding -------------------------------------    104,303,242 104,264,088

DOLLAR INFORMATION (000's omitted)

       Net Income ----------------------------------------       $134,813    $150,985

PER SHARE INFORMATION

Primary:

         Net Income --------------------------------------          $1.29       $1.45

Fully Diluted:

         Net Income --------------------------------------          $1.29       $1.45

<F1>
Notes:  1. Earnings per share are computed based on the average number of common shares outstanding during each period after assuming conversion of the Series A, E and F Preferred Stock.
<F2>
        2. LNC does not include the dilutive effect of stock options in the computation of the earnings per share information appearing on the consolidated statements of income since it was immaterial.


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